Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intelligent Bio Solutions Inc.
New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-272463), Form S-8 (No. 333-266571 and 333-272305) and Form S-3 (No. 333-264218) of Intelligent Bio Solutions Inc. (f/k/a GBS Inc.) of our report dated September 21, 2022, except for the effects of the reverse stock split discussed in Note 3 and effects of the change in the segments discussed in Note 4, as to which the date is August 23, 2023, relating to the consolidated financial statements for the year ended June 30, 2022 which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Audit Pty Ltd

Sydney, Australia

August 23, 2023